This filing is made pursuant
to Rule 424(b)(3) under
the Securities Act of 1933
in connection with
Registration No. 333- 105017

PROSPECTUS SUPPLEMENT DATED NOVEMBER 10, 2004
TO POST-EFFECTIVE AMENDMENT NO. 2 DATED MAY 4, 2004

     In accordance with Section 7.8 of the Operating Agreement of Vestin Fund III, LLC (the “Fund”), the Fund’s manager has completed its annual review of the value of Fund assets and has determined that, as a result of an increase in the value of the assets owned by the Fund, the value of members’ capital accounts is adjusted from $10 per unit to $10.30 per unit. Accordingly the selling price per unit, effective immediately, is $10.30 per unit.

     The revaluation of the capital accounts to $10.30 per unit through the annual valuation of assets is determined in accordance with the Operating Agreement on a tax accounting basis and differs from the value of units under GAAP as reflected on the Statement of Members’ Equity. The September 30, 2004 financials reflect a unit value of approximately $10.04 as calculated under GAAP.